PolyMedix

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

February 25, 2004

Dr. William DeGrado
Professor, Biochemistry & Biophysics
University of Pennsylvania
1009 Stellar Chance
Philadelphia, PA 19104

Nicholas Landekic
President & C.E.O.
PolyMedix, Inc.
P.O. Box 130
Bryn Mawr, PA 19010

Dear Bill:

It is my pleasure to formally invite you to join the PolyMedix Science Advisory Board, as its Chairman. As a founder of the company your contributions and input will be invaluable to the success of PolyMedix.

I look forward to your contributing to provide PolyMedix with strategic guidance and your expert advice in our research and development programs. As Chairman of the SAB, you have the authority and discretion to manage the interactions and activities with the other SAB members. We would also like to continue your consulting relationship with the Company. In exchange I am pleased to offer you:

•	120,000 shares of PolyMedix Common Stock.
•	$5000 per month consulting for your time.

I would appreciate it if you would please sign both copies of the enclosed confidentiality agreement, after which you will receive your stock certificate.

Please feel free to contact me anytime at 610-527-1177 or 610-529-7639 (cell) if you have any questions or if I can be of any assistance.

Thank you very much again for your time and contributions to PolyMedix – I deeply appreciate your support, and all the help you have given to Polymedix. I very much look forward to the pleasure and privilege of continuing to work with you.

Sincerely yours,

/s/ Nicholas Landekic

Nicholas Landekic